Exhibit 15

Madison Enterprises Group, Inc.
488 Madison Avenue, Suite 1100
New York, NY 10022

March 30, 2012

Fastfix, Inc.
330 Madison Avenue, 6th Fl
New York, NY 10017

Re:	Acquisition Agreement dated May 10, 2011 between Madison Enterprises Group, Inc. and Fastfix, Inc.

Gentlemen:

Reference is made to the Acquisition Agreement (the “Acquisition Agreement”) dated May 10, 2011 between Madison Enterprises Group, Inc. (“Madison") and Fastfix, Inc. ("Fastfix").  The number of shares authorized pursuant to Fastfix’s Certificate of Incorporation (COI) is one thousand five hundred (1,500) shares “without par value”. We had believed, based upon information provided by Fastfix, that there had been an amendment to the COI to increase the authorized shares to one hundred million (100,000,000) shares with a $.00001 par value. An amendment to the COI was never filed; therefore, there was no increase in the authorized shares of Fastfix. Accordingly, the number of shares authorized is one thousand five hundred (1,500) shares. Thus, the number of shares reflected in the Acquisition Agreement shall be adjusted on a pro rata basis to reflect the issuance of one thousand five hundred (1,500) shares at the time of the closing of the Acquisition Agreement in lieu of the ninety nine million six hundred fifty eight thousand six hundred twenty six (99,658,626) shares which were set forth in the Acquisition Agreement.

This will confirm our agreement to amend the Acquisition Agreement as follows:

1.           The Parties hereby agree that the first two (2) “WHEREAS” provisions of the Acquisition Agreement shall be deleted and replaced by the following “WHEREAS” provisions:

WHEREAS, Madison desires to acquire one thousand five hundred (1,500) shares of the issued and outstanding common stock of Fastfix, par value $0.00001 per share (the “Fastfix Common Stock”) from the stockholders of Fastfix in exchange for two million eight hundred twenty four thousand eight hundred (2,824,800) shares of the common stock of Madison, par value $0.001 per share (the “Madison Common Stock”);

WHEREAS, the stockholders of Fastfix desire to acquire two million eight hundred twenty four thousand eight hundred (2,824,800) shares of the issued and outstanding common stock of Madison from Madison in exchange for one thousand five hundred (1,500) shares of the Fastfix Common Stock;

2.           The Parties hereby agree that Article “2” of the Acquisition Agreement entitled “ACQUISITION” shall be deleted and replaced by the following:

2.     Acquisition.  “Acquisition” shall refer to the following: (i) Madison’s acquisition of an aggregate of one thousand five hundred (1,500)  shares of the Fastfix Common Stock in exchange for two million eight hundred twenty four thousand eight hundred (2,824,800) common shares of the Madison Common Stock; (ii) Madison’s redemption of an aggregate of two million eight hundred twenty four thousand eight hundred (2,824,800) shares of Madison Common Stock from Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC in consideration for the promise to pay one hundred fifty thousand ($150,000) dollars and (iii) Fastfix becoming a wholly-owned subsidiary of Madison.

3.           The Parties hereby agree that Paragraph “E” of Article “4” of the Acquisition Agreement shall be deleted and replaced by the following:

E.     To the extent that the Fastfix stockholders are unable to deliver all of the one thousand five hundred (1,500) shares of the Fastfix Common Stock to Madison at the Closing, Madison shall deliver to the Fastfix stockholders a pro rata share of two million eight hundred twenty four thousand eight hundred (2,824,800) shares of the Madison Common Stock, to be determined by multiplying 2,824,800 by a fraction, the numerator of which is the number of shares of Fastfix Common Stock delivered by the Fastfix stockholders at the Closing and the denominator of which is 1,500.

4.           The Parties hereby agree that Paragraph “F” of Article “4” of the Acquisition Agreement shall be deleted and replaced by the following:

F.      To the extent that the Fastfix stockholders are unable to deliver all of the one thousand five hundred (1,500) shares of the Fastfix Common Stock to Madison at the Closing, the Fastfix stockholders may deliver their shares after the Closing; provided, however, that no shares shall be accepted after September 30, 2011.

5.           The Parties hereby agree that Paragraph “G” of Article “4” of the Acquisition Agreement shall be deleted and replaced by the following:

G.     Subject to, and consistent with, the provisions of this Agreement, and in accordance with the relevant provisions of the DGCL, if all of the one thousand five hundred (1,500)  shares of the Fastfix Common Stock are delivered to Madison, Fastfix shall become a wholly-owned subsidiary of Madison after the completion of the transactions set forth in this Article “4” of this Agreement. If less than all of the shares of the Fastfix Common Stock are delivered to Madison, Fastfix shall still become a subsidiary of Madison, but it shall not be a wholly-owned subsidiary.

6.           The Parties hereby agree that Exhibit “A” of the Acquisition Agreement shall be deleted and replaced by the attached “Amended Exhibit A”:

If the foregoing reflects your understanding of our agreement, please acknowledge by signing below.

Very truly yours,

Madison Enterprises Group, Inc.

By:    /s/ Craig Eckert__________
                                                                                                                          Title: CEO

Acknowledged and Agreed

Fastfix, Inc.

By:     /s/ Craig Eckert
        Title: CEO

“AMENDED EXHIBIT A”

FASTFIX INC.
List of Shareholders as at 5/10/11

No. of Shares

1. Deep Sea Logistics Inc.	608

2. Craig Eckert	15

3. Ifinix Corporation	62

4. Ice Confluence Solutions	9

5. HT Capital (Florence Mauchant)	10

6. David Greenin	6

7. MS Acctek Inc.	21

8. Sirius Consulting	10

9. Howard Cohen	2

10. Pam Rentzer	4

11. Robert M. Rubin	244

12. David Pomerantz	244

13. Mintz & Fraade, P.C.	188

14. Mintz & Fraade Enterprises, LLC	75

Total Shares	1500